CONFIRMING STATEMENT


      This Statement confirms that the undersigned, S. Trezevant Moore, Jr., has authorized and designated Donald H. Nikolaus, Jeffrey D. Miller and Frederick W. Dreher, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Donegal Group Inc.
The authority of each of the attorneys-in-fact under this Statement shall continue until the undersigned is no longer required to file
Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Donegal Group Inc., unless earlier revoked in writing. The undersigned acknowledges that none of the aforementioned attorneys-in-fact is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  December 21, 2006		/s/ S. Trezevant Moore, Jr.
					S. Trezevant Moore, Jr.